UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

XL GROUP LTD	XLIT LTD.
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

BERMUDA	CAYMAN ISLANDS
(Jurisdiction of Incorporation	(Jurisdiction of Incorporation
or Organization)	or Organization)

98-0665416	98-0191089
(I.R.S. Employer Identification no.)	(I.R.S. Employer Identification no.)

O’Hara House	XL House
One Bermudiana Road	8 St. Stephen’s Green
Hamilton, HM08	Dublin 2
Bermuda	Ireland
(Address of Principal Executive Offices)	(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

2.30% Senior Notes Due 2018	The New York Stock Exchange
5.25% Senior Notes Due 2043	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of class)

EXPLANATORY NOTE

On November 21, 2013, XLIT Ltd., a Cayman Islands exempted company (“XL-Cayman”) issued its 2.30% Senior Notes Due 2018 and its 5.25% Senior Notes Due 2043 (together, the “Senior Notes”), which are guaranteed by XL Group Public Limited Company, an Irish public limited company (the “XL-Ireland”). The Senior Notes were issued pursuant to the Base Indenture (as defined below) as supplemented by the Second Supplemental Indenture (as defined below) (together, the “Indenture”).

The Senior Notes are listed on the New York Stock Exchange and were registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a registration statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 21, 2013 (File No. 001-10804 and File No. 001-35311) (the “Form 8-A”).

On July 25, 2016, XL-Cayman, XL-Ireland, XL Group Ltd, a Bermuda exempted company (the “XL-Bermuda”) and Wells Fargo Bank, National Association, a national banking association, as trustee, entered into a third supplemental indenture (the “Third Supplemental Indenture”). Pursuant to the Third Supplemental Indenture, XL-Bermuda provided a guarantee (the “XL-Bermuda Guarantee”) in respect of the Senior Notes pursuant to the terms of the Indenture.

The undersigned registrants hereby amend the following items, exhibits and portions of the Form 8-A in order to reflect that the Senior Notes have the benefit of the XL-Bermuda Guarantee.

Item 1.   Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and restated in its entirety as follows:

The information required by this item is herein incorporated by reference to the information set forth under the captions “Description of the Senior Notes and Guarantees” and “Tax Considerations” in the Prospectus Supplement dated November 18, 2013, and under the caption “Description of Debt Securities and Guarantees” in the accompanying Prospectus dated November 9, 2011, as filed on November 20, 2013 and November 9, 2011, respectively, with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, by XL-Ireland and XL-Cayman.

The information in relation to the XL-Bermuda Guarantee is herein incorporated by reference to the information set forth under the caption “Description of Debt Securities and Guarantees” in the Prospectus contained within Amendment No. 1 to the Registration Statement on Form S-3 (333-199842) filed on July 25, 2016 with the Commission by XL-Bermuda, XL-Ireland and XL-Cayman.

Item 2.   Exhibits.

Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit No.	Description

4.1

Indenture, dated as of September 30, 2011, between XLIT Ltd. (f/k/a XL Group Ltd.), as issuer, XL Group plc, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed by XL Group plc with the Commission on September 30, 2011 (the “Base Indenture”).

4.2

Second Supplemental Indenture, dated as of November 21, 2013 between XLIT Ltd., as issuer, XL Group plc, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by XL Group plc with the Commission on November 21, 2013 (the “Second Supplemental Indenture”).

4.3

Third Supplemental Indenture, dated as of July 25, 2016 between XLIT Ltd., as issuer, XL Group plc, as guarantor, XL Group Ltd, as guarantor, and Wells Fargo Bank, National Association, as trustee, filed as Exhibit 4.2 to the Current Report on Form 8-K filed by XL Group Ltd with the Commission on July 25, 2016.

4.4	Form of 2.30% Senior Note due 2018 (included in Exhibit 4.2 hereto).

4.5	Form of 5.25% Senior Note due 2043 (included in Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

Dated: July 25, 2016

XL GROUP LTD
(Registrant)

By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	General Counsel & Secretary

XLIT LTD.
(Registrant)

By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	Secretary